UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): July 11, 2012

Turbine Truck Engines, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

46600 Deep Woods Road, Paisley, Florida 32767
(Address of principal executive offices)

386-943-8358
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

       The Company (“TTE”) entered into a Joint Venture Agreement (the “Agreement”) dated July 11, 2012 with ENERGY TECHNOLOGY SERVICES CO. LTD. (“ETS”) for the purpose of the engaging both parties in the manufacture, leasing and /or sale of ETS’s hydrogen generator burning systems (the “Equipment”) in Asia.

       The Agreement has a term of one (1) year and renews automatically if not otherwise terminated, provided however, all contracts signed through the joint venture will remain effective regardless of whether the joint venture is still in force.

       TTE will purchase and own all Equipment to be leased and will review and approve all lease contracts prior to the manufacture of the Equipment.  TTE will be the employer of record for all employees of the Joint Venture and will be the sole signatory of all Joint Venture bank accounts. TTE will make monthly payments to the parties, if applicable.

       Under the Agreement, ETS is granted the right to market, sell, lease, and distribute the Equipment via Sale or Lease agreements in Asia. ETS will arrange for the manufacturing and on-time delivery and installation of the Equipment to order, and will be responsible for providing maintenance, training and services for all the Equipment.

       All lease and sales revenue is to be deposited into the TTE maintained JV account, and each party is to submit monthly invoices for their reasonable operating expenses. Net Profit of the JV is to be split 50/50 on a monthly basis, after payment of all reasonable operating expenses, taxes and interest. Each party retains the right to audit the other party’s books and records as related to the Joint Venture.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

	Exhibit	Description

	10.1	Joint Venture Agreement, dated July 11, 2012

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Turbine Truck Engines, Inc.

Dated: July 17, 2012	/s/ Michael H. Rouse
Michael H. Rouse, CEO

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